Exhibit 99.1

Eagle Bancorp Montana Earns $763,000, or $0.20 per Diluted Share, in First Quarter; Declares Regular Quarterly Cash Dividend of $0.08 per Share

HELENA, Mont., April 21, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported first quarter net income increased 17.9% to $763,000, or $0.20 per diluted share, compared to $647,000, or $0.17 per diluted share, in the first quarter a year ago.  In the preceding quarter, Eagle earned $1.4 million, or $0.37 per diluted share.

Eagle’s board of directors declared a regular quarterly cash dividend of $0.08 per share.  The dividend will be payable June 2, 2017 to shareholders of record May 12, 2017.  The current annualized yield is 1.77% at recent market prices.

“We started the year with another quarter of consistent profitability, supported by a stable net interest margin, strong loan and deposit growth, while maintaining asset quality,” said Peter J. Johnson, President and CEO. “Western Montana continues to benefit from a strong economy, and we are well positioned to grow the profitability of the bank and claim additional market share in our markets.”

First Quarter 2017 Highlights (at or for the three-month period ended March 31, 2017, except where noted)

  Net income grew 17.9% to $763,000, or $0.20 per diluted share in the first quarter, compared to $647,000, or $0.17 per diluted share in the first quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 11.9% to $8.7 million compared to $7.8 million in the same period a year ago.
  Net interest margin was 3.61%, which was unchanged compared to the preceding quarter and a 26 basis point improvement compared to the first quarter a year ago.
  Total loans increased 15.6% to $488.9 million at March 31, 2017, compared to $422.9 million a year earlier.
  Commercial real estate loans increased 20.6% to $234.5 million, or 48.0% of total loans at March 31, 2017, compared to $194.5 million, or 46.0% of total loans a year earlier.
  Total deposits increased 6.5% to $526.3 million at March 31, 2017, from $494.4 million a year earlier.
  Capital ratios remain strong with a tangible shareholders’ equity ratio of 11.42% at March 31, 2017.
  Declared quarterly cash dividend of $0.08 per share, providing a 1.77% current yield at recent market prices.

Balance Sheet Results

“Loan demand remains robust, particularly in the commercial real estate and C&I loan segments.  Our local economies are strong, and we expect the loan pipeline to continue to expand at this pace in the near future,” said Johnson.  Total loans increased 4.9% to $488.9 million at March 31, 2017, compared to $466.2 million three months earlier and increased 15.6% compared to $422.9 million a year earlier.

Eagle originated $51.7 million in new residential mortgages during the quarter, excluding construction loans, and sold $56.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.26%.  This production compares to residential mortgage originations of $96.5 million in the preceding quarter with sales of $90.6 million.

Commercial real estate loans increased 20.6% to $234.5 million at March 31, 2017, compared to $194.5 million a year earlier, while residential mortgage loans decreased modestly to $112.9 million compared to $113.4 million a year earlier.  Commercial loans increased 34.5% to $54.6 million, home equity loans increased 8.0% to $49.0 million and construction loans increased 53.9% to $24.1 million, compared to a year ago.

Total deposits increased 6.5% to $526.3 million at March 31, 2017, compared to $494.4 million a year earlier and increased 2.6% compared to $512.8 million at December 31, 2016.  As of quarter-end, checking and money market accounts represent 53.8%, savings accounts represent 16.1%, and CDs comprise 30.1% of the total deposit portfolio.

Eagle’s total assets increased 6.3% to $683.7 million at March 31, 2017, compared to $643.0 million a year earlier and increased 1.4% compared to $673.9 million three months earlier.  Shareholders’ equity increased modestly to $60.0 million at March 31, 2017, compared to $59.5 million three months earlier and increased 6.2% compared to $56.5 million one year earlier.  Tangible book value was $13.81 per share at March 31, 2017, compared to $13.65 per share at December 31, 2016, and $12.97 per share a year earlier.

Operating Results

“The net interest margin remained unchanged from the preceding quarter, but increased significantly compared to the year ago quarter, largely due to the growth in interest earning assets over the past few months,” Johnson said.  Eagle’s net interest margin was 3.61% in the first quarter, which was unchanged compared to the preceding quarter, and increased 26 basis points compared to 3.35% in the first quarter a year ago.  Funding costs for the first quarter were up six basis points while asset yields were up 32 basis points compared to a year ago.  The investment securities portfolio decreased to $127.2 million at March 31, 2017, compared to $145.1 million a year ago, which had a positive impact on the average yields on earning assets.

Eagle’s first quarter revenues increased 11.9% to $8.7 million compared to $7.8 million in the first quarter a year ago, but decreased compared to $10.2 million in the preceding quarter.  Net interest income before the provision for loan loss increased 12.6% to $5.5 million in the first quarter compared to $4.9 million in the first quarter one year ago, and decreased modestly compared to $5.6 million in the preceding quarter.

Noninterest income increased 10.8% to $3.2 million in the first quarter, compared to $2.9 million in the first quarter a year ago, but decreased compared to $4.6 million in the preceding quarter.  The net gain on sale of mortgage loans totaled $1.8 million in the first quarter, compared to $3.0 million in the preceding quarter and $1.7 million in the first quarter a year ago.

First quarter noninterest expenses were $7.4 million, compared to $7.6 million in the preceding quarter and $6.5 million in the year ago quarter.  Higher compensation expenses contributed to the year-over-year increase.

Credit Quality

Eagle’s first quarter provision for loan losses was $301,000, compared to $452,000 in the preceding quarter and $450,000 in the first quarter a year ago.  The allowance for loan losses represented 300.1% of nonperforming loans at March 31, 2017, compared to 414.1% three months earlier and 168.7% a year earlier.  Nonperforming loans (NPLs) were $1.7 million at the end of the first quarter, which was up compared to $1.2 million three months earlier, and down 27.6% compared to $2.3 million a year earlier.

Net loan recoveries were $4,000 in the first quarter, compared to net charge offs of $332,000 in the preceding quarter and net charge-offs of $60,000 in the first quarter a year ago.  The allowance for loan losses was $5.1 million, or 1.04% of total loans at March 31, 2017, compared to $4.8 million, or 1.02% of total loans at December 31, 2016, and $3.9 million, or 0.93% of total loans a year ago.

Eagle’s total OREO and other repossessed assets was $668,000 at March 31, 2017, compared to $825,000 at December 31, 2016.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.4 million at March 31, 2017 or 0.35% of total assets, compared to $2.0 million, or 0.29% of total assets three months earlier and $2.9 million, or 0.46% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 11.42% at March 31, 2017.  (Shareholders’ equity, plus trust preferred securities, subordinated debt and senior debt, less goodwill and core deposit intangible to tangible assets).

On February 13, 2017, the Company completed the issuance of $10 million of senior unsecured debt.  The net proceeds of $9.8 million was used as capital contribution to its bank subsidiary to support both organic growth and opportunistic acquisitions should appropriate opportunities arise.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2017	2016	2016
			(As Restated)
Assets:
Cash and due from banks	$5,353	$6,531	$5,620
Interest-bearing deposits with banks	813	787	993
Total cash and cash equivalents	6,166	7,318	6,613
Securities available-for-sale, at market value	127,212	128,436	145,070
FHLB stock, at cost	3,344	4,012	3,564
FRB stock	871	871	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	8,432	18,230	18,284
Loans:
Residential mortgage (1-4 family)	112,872	113,262	113,364
Commercial loans	54,614	54,706	40,614
Commercial real estate	234,467	214,927	194,479
Construction loans	24,118	20,540	15,673
Consumer loans	14,786	14,800	14,229
Home equity	49,037	49,018	45,404
Unearned loan fees	(1,036)	(1,092)	(882)
Total loans	488,858	466,161	422,881
Allowance for loan losses	(5,075)	(4,770)	(3,940)
Net loans	483,783	461,391	418,941
Accrued interest and dividends receivable	2,101	2,123	2,213
Mortgage servicing rights, net	5,892	5,853	4,988
Premises and equipment, net	19,750	19,393	18,145
Cash surrender value of life insurance	14,191	14,095	12,598
Real estate and other assets acquired in settlement of loans, net	668	825	606
Goodwill	7,034	7,034	7,034
Core deposit intangible	356	384	481
Deferred tax asset, net	2,036	1,965	1,198
Other assets	1,686	1,840	2,243
Total assets	$683,677	$673,925	$643,004

Liabilities:
Deposit accounts:
Noninterest bearing	95,737	82,877	90,517
Interest bearing	430,548	429,918	403,877
Total deposits	526,285	512,795	494,394
Accrued expense and other liabilities	4,309	4,291	5,933
FHLB advances and other borrowings	68,266	82,413	71,204
Long-term debt, net	24,782	14,970	14,954
Total liabilities	623,642	614,469	586,485

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,811,409, 3,811,409 and 3,779,464 shares outstanding
at March 31, 2017, December 31, 2016 and March 31, 2016, respectively)	41	41	41
Additional paid-in capital	22,407	22,366	22,157
Unallocated common stock held by employee stock ownership plan (ESOP)	(767)	(809)	(933)
Treasury stock, at cost (271,718, 271,718 and 303,663 shares at
March 31, 2017, December 31, 2016 and March 31, 2016, respectively)	(2,971)	(2,971)	(3,321)
Retained earnings	41,699	41,240	37,655
Accumulated other comprehensive (loss) income	(374)	(411)	920
Total shareholders' equity	60,035	59,456	56,519
Total liabilities and shareholders' equity	$683,677	$673,925	$643,004

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
			(As Restated)
Interest and dividend Income:
Interest and fees on loans	$5,570	$5,589	$4,837
Securities available-for-sale	729	721	747
FRB and FHLB dividends	40	39	31
Other interest income	1	2	3
Total interest and dividend income	6,340	6,351	5,618
Interest Expense:
Interest expense on deposits	380	399	355
FHLB advances and other borrowings	205	193	201
Long-term debt	272	198	194
Total interest expense	857	790	750
Net interest income	5,483	5,561	4,868
Loan loss provision	301	452	450
Net interest income after loan loss provision	5,182	5,109	4,418

Noninterest income:
Service charges on deposit accounts	232	226	199
Net gain on sale of loans	1,825	3,026	1,718
Mortgage loan servicing fees	547	568	363
Wealth management income	141	140	136
Interchange and ATM fees	206	221	202
Appreciation in cash surrender value of life insurance	124	126	112
Net gain on sale of available-for-sale securities	-	55	-
Net loss on sale of real estate owned and other repossessed property	(1)	-	-
Other noninterest income	134	237	166
Total noninterest income	3,208	4,599	2,896

Noninterest expense:
Salaries and employee benefits	4,433	4,503	3,690
Occupancy and equipment expense	717	657	789
Data processing	567	513	548
Advertising	189	166	188
Amortization of mortgage servicing fees	262	410	228
Amortization of core deposit intangible and tax credits	107	110	112
Federal insurance premiums	84	99	83
Postage	48	46	54
Legal, accounting and examination fees	85	115	98
Consulting fees	49	41	83
Write-down on real estate owned and other repossessed property	36	-	-
Other noninterest expense	862	966	675
Total noninterest expense	7,439	7,626	6,548

Income before income taxes	951	2,082	766
Income tax provision	188	633	119
Net income	$763	$1,449	$647

Basic earnings per share	$0.20	$0.39	$0.17
Diluted earnings per share	$0.20	$0.37	$0.17
Weighted average shares
outstanding (basic EPS)	3,811,409	3,800,645	3,779,464
Weighted average shares
outstanding (diluted EPS)	3,875,677	3,874,833	3,873,171

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	March 31	December 31	March 31
	2017	2016	2016
Asset Quality:			(as restated)
Nonaccrual loans	$651	$614	$1,580
Loans 90 days past due	998	495	710
Restructured loans, net	42	43	45
Total nonperforming loans	1,691	1,152	2,335
Other real estate owned and other repossessed assets	668	825	606
Total nonperforming assets	$2,359	$1,977	$2,941
Nonperforming loans / portfolio loans	0.35%	0.25%	0.55%
Nonperforming assets / assets	0.35%	0.29%	0.46%
Allowance for loan losses / portfolio loans	1.04%	1.02%	0.93%
Allowance / nonperforming loans	300.12%	414.06%	168.74%
Gross loan charge-offs for the quarter	$9	$338	$63
Gross loan recoveries for the quarter	$13	$6	$3
Net loan charge-offs for the quarter	$(4)	$332	$60

Capital Data (At quarter end):
Tangible book value per share	$13.81	$13.65	$12.97
Shares outstanding	3,811,409	3,811,409	3,779,464

Profitability Ratios (For the quarter):
Efficiency ratio*	84.36%	73.98%	82.90%
Return on average assets	0.46%	0.86%	0.41%
Return on average equity	5.19%	9.57%	4.48%
Net interest margin	3.61%	3.61%	3.35%

Other Information
Average total assets for the quarter	$662,541	$670,469	$631,998
Average total assets year to date	$662,541	$654,811	$631,998
Average earning assets for the quarter	$607,048	$615,539	$581,594
Average earning assets year to date	$607,048	$601,824	$581,594
Average loans for the quarter **	$474,439	$479,229	$428,408
Average loans year to date **	$474,439	$456,808	$428,408
Average equity for the quarter	$58,752	$60,544	$56,767
Average equity year to date	$58,752	$58,754	$56,767
Average deposits for the quarter	$515,851	$515,771	$480,255
Average deposits year to date	$515,851	$498,224	$480,255

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007